                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14a
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X] Preliminary proxy statement              [ ]  Confidential, for use of the
                                                  Commission only (as permitted
                                                  by Rule 14a-6(e)(2))

[ ] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               THE BANC CORPORATION
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

The filing fee of $_______ was calculated on the basis of the information that follows:

1.       Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

2.       Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         -----------------------------------------------------------------------

4.       Proposed maximum Aggregate value of transaction:

         -----------------------------------------------------------------------

                                PRELIMINARY COPY

                              THE BANC CORPORATION
                              17 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203

                                                                    May   , 2005

Dear Stockholder:

     On behalf of the Board of Directors and management of The Banc Corporation, we cordially invite you to attend the Annual Meeting of Stockholders to be held at our corporate training facility in our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on June 15, 2005, at 10:00 a.m. Central Daylight Time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, please mark, sign, date and return the enclosed proxy as soon as possible in the envelope provided. If you attend the Annual Meeting, which we hope you will, you may vote in person even if you have previously mailed a proxy card.

                                           Sincerely,

                                           C. Stanley Bailey
                                           Chief Executive Officer

                              THE BANC CORPORATION
                              17 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 2005

To the Stockholders of The Banc Corporation:

     You are hereby notified that the 2005 Annual Meeting of Stockholders (the "Annual Meeting") of The Banc Corporation, a Delaware corporation, will be held at our corporate training facility in our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on Wednesday, June 15, 2005, at 10:00 a.m. Central Daylight Time, for the following purposes:

          1. To consider and vote upon a proposed amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25 million shares to 35 million shares.

          2. To consider and vote upon a proposed amendment to the Corporation's Restated Certificate of Incorporation to declassify the Corporation's Board of Directors so that all directors are elected annually.

          3. To elect 13 directors to serve a term of one year or until their respective successors are elected and qualified, or until their earlier death, resignation or removal, unless Proposal Number Two above is not approved.

          If Proposal Number Two above is not approved, then to elect eight directors as follows (who, with the five continuing directors whose class terms extend to 2006 or 2007, as the case may be, will comprise a thirteen-member board): five directors to the Class of 2008, to serve a term of three years, one director to fill a vacancy in the Class of 2007, to serve a term of two years, and two directors to fill vacancies in the Class of 2006, to serve a term of one year, or, in each case, until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

          4. To ratify the appointment of Carr, Riggs & Ingram, LLC as independent auditors of The Banc Corporation for the year ending December 31, 2005.

          5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting; however, only stockholders of record at the close of business on April 29, 2005, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. Regardless of whether you plan to attend the meeting, please mark, sign, date and return the enclosed proxy in the enclosed prepaid envelope as soon as possible. If you attend the annual meeting in person, you may revoke your proxy in person. Attendance at the meeting does not of itself revoke your proxy.

     In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at The Banc Corporation's principal executive offices at 17 North 20th Street, Birmingham, Alabama, from June 4, 2005 through June 14, 2005, and the list shall be available for inspection at the Annual Meeting by any stockholder who is present.

                                          By Order of the Board of Directors

                                          F. Hampton McFadden, Jr.
                                          Secretary

DATED: May   , 2005

                              THE BANC CORPORATION
                              17 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203

                                PROXY STATEMENT
                    FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 2005

                                  INTRODUCTION

     We are furnishing this Proxy Statement to the holders of The Banc Corporation common stock, par value $.001 per share, in connection with our solicitation of proxies to be used at the 2005 Annual Meeting of Stockholders to be held on Wednesday, June 15, 2005, at 10:00 a.m., Central Daylight Time, at our corporate training facility in our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203 (the "Annual Meeting") and any adjournment thereof. The enclosed proxy is solicited on behalf of our Board of Directors. This Proxy Statement and the accompanying proxy card are being mailed
to stockholders on or about May   , 2005.

STOCKHOLDERS ENTITLED TO VOTE

     Only stockholders of record at the close of business on April 29, 2005, are entitled to receive notice of and to vote at the Annual Meeting. Our only class of voting stock outstanding is our common stock, par value $.001 per share. As of the close of business on April 29, 2005, the number of shares of common stock outstanding and entitled to vote at the Annual Meeting was 18,729,408.

VOTE REQUIRED

     Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights. Before any business may be transacted at the Annual Meeting, a quorum must be present. A majority of our outstanding shares of common stock which are entitled to vote at the annual meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming a quorum is present,

     - The proposed amendments to our Restated Certificate of Incorporation (Proposals One and Two) require approval by the holders of a majority of our issued and outstanding shares of common stock.

     - The election of directors requires a plurality of the votes cast.

     - The proposal to ratify the appointment of independent auditors must be approved by a majority of the votes cast.

     Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as votes cast on any matter except with respect to Proposals One and Two. Since those proposals require the affirmative vote of a majority of all outstanding shares of our common stock, abstentions and broker non-votes will have the same effect as a vote against such proposals.

HOW TO VOTE YOUR SHARES

     To vote at the Annual Meeting, you may attend the Annual Meeting and vote your shares in person or vote by signing and returning the enclosed proxy card in the envelope provided. Shares of common stock represented by the accompanying proxy card will be voted in accordance with your voting instructions if the proxy card is properly executed and is received by us prior to the time of voting and is not revoked. Where specific choices are not indicated on the proxy card, proxies will be voted in accordance with the recommendations of the Board of Directors.

HOW TO REVOKE YOUR PROXY

     Sending in a signed proxy card will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

     - giving written notice to the Secretary of The Banc Corporation that you wish to revoke your proxy,

     - executing and delivering to the Secretary of The Banc Corporation a later-dated proxy, or

     - attending, giving notice and voting in person at the Annual Meeting.

SOLICITATION

     We will bear the costs of soliciting proxies. Some of our officers and employees (or those of our subsidiaries) may use their personal efforts to make additional requests for the return of proxies by telephone, mail or otherwise and may receive proxies on our behalf. They will receive no additional compensation for making any solicitations. We expect to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock. If management deems it necessary, we may also retain the services of a professional proxy solicitor to aid in the solicitation of proxies from brokers, banks, custodians and other nominees for which we will pay a fee that we expect will not exceed $5,000 plus reimbursement for expenses.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters, other than those set forth in the foregoing Notice of Annual Meeting of Stockholders, that may be brought before the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the best of our knowledge, certain information regarding our beneficial stock ownership as of April 29, 2005, by:
(a) each of our current directors and our four most highly compensated executive officers, (b) all current directors and executive officers as a group, (c) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock and (d) each nominee for director who is not a current director. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or her.

                                                               NUMBER OF SHARES      PERCENTAGE(1)(2)
                                                              OF THE CORPORATION        OF COMMON
NAME                                                             COMMON STOCK          STOCK OWNED
----                                                          ------------------     ----------------
James R. Andrews, M.D. .....................................        311,500(3)             1.66%
C. Stanley Bailey...........................................        763,065(4)             3.97%
Roger Barker................................................         45,750(5)                *
Duane K. Bickings...........................................        136,833(6)                *
W.T. Campbell, Jr. .........................................        419,023(7)             2.23%
David R. Carter.............................................        155,042(8)                *
K. Earl Durden..............................................        493,068(9)             2.63%
Rick D. Gardner.............................................        310,388(10)            1.63%
Thomas E. Jernigan, Jr. ....................................         48,002(11)               *
Randall E. Jones............................................         71,367(12)               *
James Mailon Kent, Jr. .....................................        293,002(13)            1.56%
F. Hampton McFadden, Jr. ...................................        128,500(14)               *
Ronald W. Orso, M.D. .......................................        261,134(15)            1.39%
Harold W. Ripps.............................................        226,500(16)            1.20%
C. Marvin Scott.............................................        402,187(17)            2.12%
Jerry M. Smith..............................................        192,085(18)            1.02%
Michael E. Stephens.........................................        251,853(19)            1.34%
Larry D. Striplin, Jr. .....................................        273,671(20)            1.46%
Marie Swift.................................................         76,600(21)               *
James A. Taylor.............................................      1,046,902(22)            5.48%
James A. Taylor, Jr. .......................................        376,077(23)            1.99%
Tontine Financial Partners, L.P.............................      1,163,637(24)            6.46%
  55 Railroad Avenue, 3rd Floor
  Greenwich, Connecticut 06830
Forest Hill Capital, LLC....................................        989,520(25)            5.30%
  100 Morgan Keegan Drive, Suite 430
  Little Rock, Arkansas 72202
All executive officers and directors as a group (21
  persons)..................................................      5,767,894(26)           28.39%
James M. Link...............................................              0                   *
Barry Morton................................................        230,300(27)            1.23%
James C. White, Sr. ........................................          8,000                   *

---------------

  *  Less than 1%

 (1) Except as otherwise noted herein, percentage is determined on the basis of 18,729,408 shares of Corporation common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of The Banc Corporation common stock subject to currently exercisable options. An asterisk indicates beneficial ownership of less than one percent.

 (2) Ownership percentage for each named individual is calculated by treating any shares subject to options that are held by the named individual and that are exercisable within the next 60 days as if outstanding, but treating such option shares held by others and treating shares subject to options held by the named individual but not exercisable within 60 days as not outstanding. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition.
 (3) Includes 14,000 shares subject to options that are exercisable within 60 days and 2,500 shares of restricted stock.
 (4) Includes 498,379 shares subject to options that are exercisable within 60 days.
 (5) Includes 14,000 shares subject to options that are excisable within 60 days and 2,500 shares of restricted stock.
 (6) Includes 124,594 shares subject to options that are exercisable within 60 days.
 (7) Includes 14,000 shares subject to options that are exercisable within 60 days, 2,500 shares of restricted stock, 17,143 shares held by his wife and 42,432 shares held by his minor children.
 (8) Includes 122,000 shares subject to options that are exercisable within 60 days and 22,500 shares of restricted stock.
 (9) Includes 23,500 shares subject to options that are exercisable within 60 days, 2,500 shares of restricted stock and 203,534 shares held as co-trustee.
(10) Includes 249,189 shares subject to options that are exercisable within 60 days.
(11) Includes 23,000 shares subject to options that are exercisable within 60 days and 5,000 shares of restricted stock.
(12) Includes 14,000 shares subject to options that are excisable within 60 days and 2,500 shares of restricted stock.
(13) Includes 23,000 shares subject to options that are exercisable within 60 days and 2,500 shares of restricted stock.
(14) Includes 101,000 shares subject to options that are exercisable within 60 days and 7,500 shares of restricted stock.
(15) Includes 14,000 shares subject to options that are exercisable within 60 days, 2,500 shares of restricted stock and 210,000 shares held by Birmingham OB/GYN Pension Plan, of which Dr. Orso is Trustee.
(16) Includes 14,000 shares subject to options that are excisable within 60 days and 2,500 shares of restricted stock.
(17) Includes 249,189 shares subject to options that are exercisable within 60 days.
(18) Includes 14,000 shares subject to options that are excisable within 60 days and 2,500 shares of restricted stock.
(19) Includes 14,000 shares subject to options that are excisable within 60 days and 2,500 shares of restricted stock.
(20) Includes 31,000 shares subject to options that are exercisable within 60 days and 5,000 shares of restricted stock.
(21) Includes 16,500 shares subject to options that are exercisable within 60 days and 2,500 shares of restricted stock.
(22) Includes 360,000 shares subject to options that are exercisable within 60 days and 75,000 shares of restricted stock. Does not include 32,100 shares owned by his wife, of which he disclaims ownership.
(23) Includes 155,000 shares subject to options that are exercisable within 60 days and 24,375 shares of restricted stock.
(24) Shares held by Tontine Financial Partners, L.P. Tontine Management, L.L.C. is the general partner of Tontine Financial Partners, L.P. and Tontine Management, L.L.C. Tontine Financial Partners, L.P. and Tontine Management, L.L.C. claim shared power with their principals to vote and to dispose of all shares. Information regarding Tontine Financial Partners, L.P. and Tontine Management, L.L.C. is based on the Schedule 13D dated August 25, 2003.
(25) Shares held by (i) Forest Hill Select Fund, L.P. of which Forest Hill Capital, LLC is the general partner, (ii) Forest Hill Select Offshore Fund, Ltd. of which Forest Hill Capital, LLC acts as investment advisor and (iii) a managed account to which Forest Hill Capital, LLC acts as investment advisor. Forest Hill Capital, LLC and its principal claim power to vote and dispose of all shares. Information regarding Forest Hill Capital, LLC is based on the Schedule 13D dated March 9, 2005.

(26) Includes 1,448,757 shares subject to options that are exercisable within 60 days and 166,875 shares of restricted stock.
(27) Includes 14,000 shares subject to options that are exercisable with 60 days and 2,500 shares of restricted stock.

     The following current and retiring directors and director nominees are the beneficial owners of shares of The Banc Corporation's Series A Convertible Preferred Stock (the "Series A Preferred Stock"): K. Earl Durden, 10,000 shares; Michael E. Stephens, 1,000 shares; W. T. Campbell, Jr., 500 shares; James Mailon Kent, Jr., 10,000 shares; Larry D. Striplin, Jr., 2,500 shares; and Barry Morton, 5,000 shares. The Series A Preferred Stock does not have voting rights. Each share of the Series A Preferred Stock is convertible at the holder's option into 12.5 shares of common stock of The Banc Corporation beginning June 1, 2008 and may be redeemed earlier by The Banc Corporation at the redemption prices set forth in the Certificate of Designations of the Series A Preferred Stock.

                              PROPOSAL NUMBER ONE
               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                 TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                                  COMMON STOCK

     On March 15, 2005, our Board of Directors approved an amendment to Article IV, Section 4.1 of our Restated Certificate of Incorporation to increase the number of authorized shares of common stock of The Banc Corporation from 25 million to 35 million. Such approval by the Board is subject to the approval of such amendment by the holders of a majority of the outstanding shares of our common stock. A copy of the proposed amendment is attached to this Proxy Statement as Annex A.

INCREASE IN AUTHORIZED COMMON STOCK

     The Board of Directors recommends that the stockholders approve the proposed amendment because it considers such amendment to be in the best long-term and short-term interests of The Banc Corporation, its stockholders and its other constituencies. The proposed increase in the number of authorized shares of common stock will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, stock incentive plans, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of the Nasdaq National Market) will be beneficial to The Banc Corporation by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of such additional shares will also enable us to act promptly when the Board of Directors determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares currently outstanding.

     Except for issuance upon conversion of our outstanding preferred stock or upon exercise of currently outstanding stock options, or in connection with future options or awards under our Third Amended and Restated 1998 Stock Incentive Plan, we do not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any additional shares of our common stock, including those which would be authorized upon approval of the proposed amendment.

     Under our Restated Certificate of Incorporation, we currently have authority to issue 25 million shares of common stock, par value $.001 per share, of which 19,000,394 shares were issued and 18,729,408 shares (including 157,500 shares of restricted stock) outstanding as of April 29, 2005. In addition, as of such date, approximately (a) 775,000 shares were reserved for issuance upon conversion of our outstanding preferred stock, (b) 2,270,374 shares were reserved for issuance under our Third Amended and Restated 1998 Stock Incentive Plan, under which options to purchase a total of 1,634,009 shares were outstanding, and an additional 49,375 shares approved for restricted stock grants and (c) 1,690,937 shares were reserved for issuance under other stock options granted by The Banc Corporation. After giving effect to such reserved shares, approximately 1,263,295 shares were available for issuance on such date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 25 million to 35 million. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will be necessary for the approval of such amendment.

                              PROPOSAL NUMBER TWO
               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                      TO DECLASSIFY THE BOARD OF DIRECTORS

     On March 15, 2005, our Board of Directors approved an amendment to Article V, Section 5.2 of our Restated Certificate of Incorporation to delete such
Section 5.2, thereby eliminating the classification of our Board of Directors so that each director would stand for election annually. A copy of the proposed amendment (the "Declassification Amendment") is attached to this Proxy Statement as Annex B. If the Declassification Amendment is adopted, we will file a Restated Certificate of Incorporation reflecting such amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendment will become effective upon such filing.

DECLASSIFICATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the stockholders approve the Declassification Amendment because it considers such amendment to be in the best long-term and short-term interests of The Banc Corporation, its stockholders and its other constituencies. The Board of Directors believes that the classified board structure has provided certain advantages to The Banc Corporation, including the preservation of some degree of continuity of service by directors, which in turn facilitates long-term planning and enhances the ability of the Board of Directors to implement business strategies. The classified board structure was originally intended to increase the commitment of members of the Board of Directors, and the Board believes that it also protects stockholders against potentially coercive takeover tactics where a party might attempt to acquire control of The Banc Corporation on terms that do not offer the greatest value to all stockholders.

     On the other hand, a classified board structure can reduce the accountability of directors. The election of directors is the primary means for stockholders to influence corporate governance policies, and a classified board structure means that stockholders are unable to evaluate and elect all directors on an annual basis. Moreover, classified boards may discourage takeover proposals and proxy contests that could have the effect of increasing stockholder value. As a result, a number of corporations have determined that better principles of corporate governance require that all directors of a corporation should be elected annually.

     In connection with the Board of Directors' overall plan to restructure The Banc Corporation's corporate governance, eight of our current directors are retiring from the Board as of this Annual Meeting. Five new candidates, along with eight incumbent directors, are being nominated for election to the Board of Directors.

     Five of our eight incumbent directors' terms on the currently classified Board continue to the 2006 or the 2007 annual meetings, as the case may be ("Continuing Directors"). The Continuing Directors, consistent with their support of the immediate implementation of the Declassification Amendment, have agreed not to serve out their full remaining terms and, instead, to stand for election, with the other nominees, to a one-year term if the Declassification Amendment is approved. Thus, if the stockholders approve the Declassification Amendment, all directors will stand for election to a one-year term at this Annual Meeting. For such purpose, and in such event, the Board of Directors has nominated all persons identified under "Proposal Number Three -- Election of Directors" below for election as directors for a one-year term ending at the 2006 Annual meeting or until their successors are duly elected and qualified.

     Alternatively, in the event the Declassification Amendment is not approved, the Board of Directors has nominated eight directors as follows (who, with the five Continuing Directors whose class terms extend to 2006 or 2007, as the case may be, will comprise a thirteen-member board): five candidates for election to the class of 2008; one candidate to fill a vacancy in the class of 2007 created by retirement; and two candidates to fill vacancies in the class of 2006 created by retirement. If elected, such nominees would serve until the annual meeting of their respective class years or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will be necessary for the approval of such amendment.

                             PROPOSAL NUMBER THREE
                             ELECTION OF DIRECTORS

     Under our Restated Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, with one class to be elected at each annual meeting of stockholders and to serve for a term of three years. If the Declassification Amendment, described above, is approved, our Board of Directors will cease to be classified, and each director will stand for election annually.

     As described above, if the Declassification Amendment is approved, all of the nominees for director identified below will stand for election at this Annual Meeting, to serve for a term expiring at the 2006 Annual Meeting or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

     The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected. If any nominee is unable to serve as a director, the enclosed Proxy will be voted for a substitute nominee selected by the Board of Directors. The election of directors requires a plurality of the votes cast by the holders of our common stock. A "plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors.

NOMINEES FOR DIRECTOR(1)

     For each nominee's beneficial ownership of common stock, see "Security Ownership of Certain Beneficial Owners and Management." Set forth below is certain additional information regarding each nominee:

NAME(2)                                     AGE   POSITION WITH THE BANC CORPORATION
-------                                     ---   ----------------------------------
C. Stanley Bailey.........................  56    Chief Executive Officer; Director
Roger Barker..............................  58    Director
K. Earl Durden............................  66    Director
Rick D. Gardner...........................  45    Chief Operating Officer; Nominee for
                                                  Director
Thomas E. Jernigan, Jr. ..................  40    Director
James Mailon Kent, Jr. ...................  64    Director
James M. Link.............................  63    Nominee for Director
Barry Morton..............................  67    Nominee for Director
C. Marvin Scott...........................  55    President; Nominee for Director
Michael E. Stephens.......................  61    Director
James A. Taylor...........................  62    Director, Chairman of the Board
James A. Taylor, Jr. .....................  40    Director
James C. White, Sr. ......................  57    Nominee for Director

---------------

(1) If the Declassification Amendment is not adopted, the directors whose class terms extend to 2006 or 2007, as the case may be, together with the persons nominated to fill the class of 2008 and the vacancies in the classes of 2007 and 2006, if elected, will serve in classes as follows: Class of 2008 --

    Messrs. Durden, Gardner, Jernigan, Link, and Taylor, Jr.; Class of 2007 -- Messrs. Kent, Scott, Stephens and Taylor; and Class of 2006 -- Messrs. Bailey, Barker, Morton and White.

(2) Mr. Barker is a member of the Audit and Compensation Committee; Messrs. Jernigan and Kent are members of the Audit Committee; and Mr. Stephens is a member of the Compensation and Nominating Committees.

     C. Stanley Bailey joined The Banc Corporation as Chief Executive Officer and a Director in January 2005. During 2004, he was Chairman and Chief Executive Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Bailey was founder, chairman and chief executive officer of Superior Financial Corp., Little Rock, Arkansas, a financial services company that was the parent company of Superior Bank, from late 1997 until the sale of the company in late 2003. From 1971 through 1997, he served in various executive management positions with AmSouth Bancorporation, Birmingham, Alabama and Hancock Holding Company, Gulfport, Mississippi, a bank holding company.

     Roger Barker has been Vice President and Chief Financial Officer of the Buffalo Rock Company, a distributor and bottler of soft drink products, for over five years. He has been a director of The Banc Corporation since December 2003 and has served as a director of The Bank since 1998.

     K. Earl Durden is the Chairman and Chief Executive Officer and a director of Rail Management Corporation, where he has been an officer and director since 1980. Mr. Durden also serves as Chairman and a director of the following companies: Copper Basin Railway, Inc., KWT Railway, Galveston Railway, Inc. and Grizzard Transfer, Inc., a small trucking company. He currently serves as a Vice Chairman of the Board of Directors and has been a director of The Banc Corporation since December 1998.

     Rick D. Gardner joined The Banc Corporation as Chief Operating Officer in January 2005. During 2004, he was Chief Operating Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Gardner was an officer of Superior Financial Corp. from 1998 through late 2003, serving as Chief Administrative Officer and, previously, as Chief Financial Officer. From 1981 through 1998, he served, first, as an accountant with Grant Thornton and then in various executive management positions with Metmor Financial, Overland Park, Kansas, and First Commercial Mortgage Company, Little Rock, Arkansas.

     Thomas E. Jernigan, Jr. has been the President of Marathon Corporation, a privately held investment management company based in Birmingham, Alabama, for over five years. He has been a director of The Banc Corporation since September 1998.

     James Mailon Kent, Jr. has been the owner of Mailon Kent Insurance Agency in Birmingham, Alabama for over 20 years. He has been a director of The Banc Corporation since September 1998 and has served as Vice Chairman since December 1998.

     James M. Link, Lieutenant General, U.S. Army (retired), has served as President of Teledyne Brown Engineering, Inc., Huntsville, Alabama, a subsidiary of Teledyne Technologies, Inc., since July 2001. He previously served as Senior Vice President, Applied Technology Group, of Science Applications International Corporation, Huntsville, Alabama. He completed his military career as Deputy Commanding General, U.S. Army Materiel Command, from 1998 -- 2000. Additionally, he is a director of Dewey Electronics Corporation. General Link also serves in various leadership positions with numerous community, educational and philanthropic organizations, including among others: Chairman-elect of the Huntsville/Madison County Chamber of Commerce; member of the University of Alabama in Huntsville Foundation Board of Trustees; Co-chairman of the Huntsville Regional Economic Growth Initiative; Co-chairman of the Tennessee Valley BRAC Committee; and member of the Board of the Huntsville/Madison County United Way Campaign.

     Barry Morton is Chairman and Chief Executive Officer of The Robins & Morton Group, Birmingham, Alabama, one of the largest contractors in the United States. Before becoming Chairman and Chief Executive Officer, he served for 15 years as President of Robins & Morton. He has served for more than five years as a director of The Bank.

     C. Marvin Scott joined The Banc Corporation as President in January 2005. During 2004, he was President of Silver Acquisition Corp., Overland Park, Kansas. Mr. Scott served as President and Chief

Operating Officer of Superior Financial Corp. from April 1998 through late 2003. From 1971 through 1997, he served in various executive management positions with Crestar, a Richmond, Virginia-based bank holding corporation, AmSouth Bank and Hancock Holding Company.

     Michael E. Stephens has been a private investor for more than five years and is the Chairman and Chief Executive Officer of S Enterprises, Inc., Indian Springs, Alabama. He has been a director of The Banc Corporation since September 1998.

     James A. Taylor has been a private investor since January 2005. He has been Chairman of the Board of The Banc Corporation since its incorporation in 1998 and also served as Chief Executive Officer from 1998 until January 2005 and as President in 1998 and from February 1999 until September 2000. From 1981 through 1998, he served in various executive management positions with Alabama National BanCorporation and its predecessors and Warrior Capital Corporation. Mr. Taylor is also a director of Southern Energy Homes, Inc., a producer of manufactured housing, and SAL Trust Preferred Fund I, a closed-end investment company. Mr. Taylor is the father of James A. Taylor, Jr., a director of The Banc Corporation.

     James A. Taylor, Jr. has been a private investor since January 2005. He was President and Chief Operating Officer of The Banc Corporation from September 2000 until January 2005 and previously served as Executive Vice President, General Counsel and Secretary of The Banc Corporation and The Bank from September late 1997 1998 until September 2000. Mr. Taylor has served as a director of The Banc Corporation since December 1998. Prior to that, beginning in 1991, he was in private practice with a law firm in Birmingham, Alabama, serving as outside general counsel to a publicly held bank holding company and then was a senior legal officer for another publicly held company. Mr. Taylor is the son of James A. Taylor, Chairman of the Board of The Banc Corporation.

     James C. White, Sr. has served as Managing Partner of Banks, Finley, White & Co., Certified Public Accountants, Birmingham, Alabama, one of the nation's largest and oldest minority-owned certified public accounting firms, since the firm's inception in 1973. He has served as a director of The Bank since 2004.

     SUBJECT TO THE FOREGOING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES IDENTIFIED ABOVE IF THE DECLASSIFICATION AMENDMENT IS ADOPTED. THE ENCLOSED PROXY WILL BE VOTED IN FAVOR OF THOSE NOMINEES UNLESS OTHER INSTRUCTIONS ARE GIVEN.

     IF THE DECLASSIFICATION AMENDMENT IS NOT ADOPTED, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF (A) ALL NOMINEES IDENTIFIED ABOVE AS MEMBERS OF THE CLASS OF 2008, (B) MR. SCOTT TO FILL A VACANCY CREATED BY RETIREMENT IN THE CLASS OF 2007, AND (C) MR. MORTON AND MR. WHITE TO FILL VACANCIES CREATED BY RETIREMENT IN THE CLASS OF 2006. IN SUCH EVENT, THE ENCLOSED PROXY WILL BE VOTED IN FAVOR OF THOSE NOMINEES UNLESS OTHER INSTRUCTIONS ARE GIVEN.

EXECUTIVE OFFICERS

     The following table sets forth certain information about current executive officers of The Banc Corporation and The Bank:

NAME                                     AGE   POSITION
----                                     ---   --------
C. Stanley Bailey......................  56    Chief Executive Officer; Director -- The Banc
                                               Corporation
Duane K. Bickings......................  53    Chief Credit Officer -- The Banc Corporation
David R. Carter........................  53    Executive Vice President and Chief Financial Officer;
                                               Director -- The Banc Corporation
Rick D. Gardner........................  45    Chief Operating Officer -- The Banc Corporation
George Hall............................  47    Chief Banking Officer -- The Bank
David R. Hiden.........................  43    Chief Information Officer -- The Bank
F. Hampton McFadden, Jr. ..............  42    Executive Vice President, General Counsel and
                                               Secretary -- The Banc Corporation
C. Marvin Scott........................  55    President -- The Banc Corporation

     Information concerning Mr. Bailey, Mr. Gardner and Mr. Scott is set forth above under "Nominees for Director". With the exception of Mr. Hall and Mr. Hiden, who are officers of The Bank alone, all persons identified above hold the same positions with The Bank as with The Banc Corporation.

     Duane K. Bickings joined The Banc Corporation as Chief Credit Officer in January 2005. He served as a consultant to The Banc Corporation during 2004 and early 2005. Mr. Bickings served as Chief Credit Officer of Superior Financial Corp. from 2001 through 2003. He held various management positions with Bank of America and predecessors from 1979 until 2001.

     David R. Carter has been Executive Vice President and Chief Financial Officer of The Banc Corporation since September 1998, and also served as President and Chief Executive Officer of The Bank from December 2002 until January 2005. Mr. Carter has served as a director of The Banc Corporation since December 1998. From 1981 through 1997, he served in various executive management positions with Trustmark, a Jackson, Mississippi-based bank holding company, and Roxco, Ltd., a regional construction company.

     George J. Hall joined The Bank in 2004 as Chief Banking Officer. From 1996 to 2002, he was an executive with Compass Bancshares, Inc., first as City President in Montgomery, Alabama, then as President and CEO of the New Mexico Bank. From 1983 to 1996, Mr. Hall served in various executive management positions with first, Wachovia Bank and Trust and then Boston Five Cents Savings Bank and First Bank NH.

     David R. Hiden began work with The Bank in 2005 as Chief Information Officer. From 2001 through 2003, he was Chief Information Officer, Superior Bank, Ft. Smith, Arkansas, and from 1999 through 2000, he was IT Director First American/AmSouth, Nashville, Tennessee. From 1979 through 1999, Mr. Hiden worked for Barnett Bank/Bank of America, Jacksonville, Florida, where his last position was Director, Operations Systems.

     F. Hampton McFadden, Jr. has served as Executive Vice President, General Counsel and Secretary of The Banc Corporation and The Bank since January 2001. For more than five years prior to joining The Banc Corporation, Mr. McFadden was engaged in the private practice of law in Birmingham, Alabama, most recently as a member of the law firm now known as Haskell Slaughter Young & Rediker, LLC.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held a total of five meetings during 2004 and acted by unanimous written consent twice during 2004. During 2004, each of the directors attended at least 80% of the aggregate of (i) the total number of Board of Directors' meetings and (ii) the total number of meetings held by all Board committees on which he or she served during the period for which he or she was serving as a director or committee member. The Board of Directors has determined that the following nine directors and retiring directors were

"independent directors" under Rule 4200 of the NASDAQ Stock Market Marketplace Rules during 2004: Messrs. Barker, Jernigan, Kent, and Stephens and retiring directors James R. Andrews, M.D., Randall E. Jones, Ronald W. Orso, M.D., Harold
W. Ripps and Larry D. Striplin, Jr. For 2005, the Board has determined that Messrs. Barker, Jernigan, Kent and Stephens and director nominees Link, Morton and White are "independent directors". While there is no policy requiring their attendance, directors are encouraged to attend the Annual Meeting of Stockholders. Six members of the Board of Directors attended the 2004 Annual Meeting.

     The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

AUDIT COMMITTEE

     The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. Among other things, the Audit Committee is responsible for the appointment, retention, compensation and oversight of our independent auditors, reviews significant audit and accounting policies and practices, meets with our independent auditors concerning, among other things, the scope of audits and reports, approves the provision of services by our independent auditors and reviews the performance of overall accounting and financial controls. The Audit Committee currently consists of Messrs. Barker, Jernigan, Jr. and Kent. During 2004, there were nine meetings of the Audit Committee. See "Report of the Audit Committee."

     Each of the members of the Audit Committee is an independent director, as defined under NASDAQ Rule 4200, and meets the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Barker qualifies as an "audit committee financial expert", under the Rules of the Securities and Exchange Commission. In January 2004, the Board of Directors adopted a revised Audit Committee Charter, a copy of which was attached as Appendix A to the Proxy Statement relating to our 2004 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

     The Compensation Committee is responsible for reviewing the performance of all of our officers and recommending to the Board of Directors annual salary and bonus amounts for them. The Compensation Committee also administers the Second Amended and Restated 1998 Incentive Stock Plan of The Banc Corporation and the Commerce Bank of Alabama Stock Option Plan. The Compensation Committee currently comprises Mr. Jerry M. Smith, a retiring director, and Messrs. Stephens and Barker, all of whom are independent directors as defined under NASDAQ Rule 4200. During 2004, the Compensation Committee held four meetings. See "Executive Compensation and Other Information -- Compensation Committee Report on Executive Compensation."

NOMINATING COMMITTEE

     The Nominating Committee recommends to the Board of Directors and evaluates potential candidates to serve as directors of The Banc Corporation. The Nominating Committee was established in March 2004 and consists of Messrs. Smith, a retiring director, Stephens and Barker. Each of the members of the Nominating Committee is an independent director, as defined under NASDAQ Rule 4200. The Nominating Committee met once during 2004.

     The Nominating Committee has a written charter, adopted by the Board in March 2004, which was attached as Appendix B to the Proxy Statement relating to our 2004 Annual Meeting of Stockholders. The Nominating Committee is charged with developing and recommending criteria to be considered in identifying and evaluating potential candidates to serve as directors of The Banc Corporation as well as establishing policies and procedures for identifying, recruiting, interviewing and recommending to the Board qualified candidates to serve as directors. The Committee will also develop and recommend to the Board criteria to be used in reviewing and evaluating candidates recommended by shareholders of The Banc Corporation and is responsible for reviewing and evaluating such candidates and making recommendations to the Board. The Nominating Committee is currently developing such criteria, policies and procedures.

     Our Bylaws provide that nominations for the office of director may be made by stockholders only if written notice of such proposed nominations is delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting at which the election is to be held; provided, however, that in the event that less than 70 days' notice, or prior public disclosure, of the date of the meeting, is given, or made, to stockholders, then notice by a stockholder, to be timely, must be so delivered or mailed and received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a director (i) the person's name, age, business address, and residence address, (ii) the person's principal occupation or employment, (iii) the class and number of shares of the Corporation that the person beneficially owns and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class or series and number of shares of capital stock of The Banc Corporation that are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice, and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each person proposed be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

     The Board of Directors provides a process for stockholders to send communications to the Board of Directors. Stockholders may send written communications to the Board of Directors addressed to the Board of Directors (or to an individual director), Attention: Secretary, The Banc Corporation, 17 North 20th Street, Birmingham, Alabama 35203. All communications will be compiled by the Secretary of The Banc Corporation and submitted to the Board of Directors or the individual directors.

DIRECTOR COMPENSATION

     During 2004, all non-employee directors received $1,500 compensation for each meeting of the board attended and a retainer of $1,500 per quarter for serving as directors. In addition, all non-employee directors who are members of standing or ad hoc committee of the Board of Directors received $100 per committee meeting. Directors are eligible to receive grants of stock options and restricted stock under the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation. Effective July 2005, non-employee directors will receive an annual retainer of $10,000, meeting fees of $1,500 per Board meeting, and committee meeting fees of $1,500 per meeting for committee chairs and $1,000 per meeting for committee members, and will have the option of receiving such fees in cash or common stock and of deferring receipt of such fees.

     The following current directors and retiring directors entered into Deferred Compensation Agreements with us originally effective as of September 1, 1999: Andrews, Campbell, Carter, Durden, Jernigan, Jr., Jones, Kent, Orso, Ripps, Stephens, Striplin, Swift, Taylor and Taylor, Jr. Directors Taylor, Kent and Jernigan also have Deferred Compensation Agreements with The Bank. With the exception of the agreements relating to Mr. Taylor, Mr. Taylor, Jr. and Mr. Carter, these agreements provide that we will establish and fund investments in a Deferral Account for the director as provided in the agreements. Upon termination of a director's service other than by reason of death or following a change in control, we will pay the director within

60 days of termination the amount equal to the Deferral Account Balance. If the director is terminated following a change in control, we must pay the director the primary and secondary benefits. The primary benefit is the Deferral Account balance at the end of the plan year immediately preceding the director's termination of service, which is payable to the director in ten equal annual installments. The secondary benefit is the amount equal to the growth in the Deferral Account and must be paid within 60 days of the end of each plan year. The agreements relating to Mr. Taylor, Mr. Taylor, Jr. and Mr. Carter were amended in 2004 to provide for payment of a defined benefit based on then-current projections rather than the variable benefit applicable to the other directors. We have begun discussions with our continuing directors, other than Messrs. Taylor and Taylor, Jr., about changing the term of their deferred compensation agreements such that the annual cost of their agreements to The Banc Corporation will be diminished.

CODE OF ETHICS

     We have adopted a code of ethics that applies to all of our employees, including our principal executive, financial and accounting officers. A copy of our code of ethics is available on our website. We intend to disclose information about any amendments to, or waivers from, our code of ethics that are required to be disclosed under applicable Securities and Exchange Commission regulations by providing appropriate information on our website. If at any time our code of ethics is not available on our website, we will provide a copy of it free of charge upon written request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish The Banc Corporation with copies of all Section 16(a) forms that they file. Based on a review of the copies of the forms furnished to us, or written representations that no reports on Form 5 were required, we believe that during 2004, all of our officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements except Roger
D. Barker, an outside director. Due to an inadvertent error in obtaining his electronic filing codes from the Securities and Exchange Commission, Mr. Barker did not timely file his Form 3, which was due in December 2003, and a report on Form 4 due June 17, 2004, relating to grants of stock options covering an aggregate of 5,000 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Executive Officer Compensation. The following table presents certain information concerning compensation paid or accrued for services rendered to The Banc Corporation in all capacities during the years ended December 31, 2004, 2003 and 2002, for our chief executive officer and our other most highly compensated executive officers whose total annual salary and bonus in the last fiscal year exceeded $100,000. These executive officers are referred to collectively as the "named executive officers." Mr. Taylor and Mr. Taylor, Jr. ceased to be executive officers of The Banc Corporation in January 2005.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                  -----------------------------------------------   -----------------------
                                                                       OTHER        RESTRICTED   SECURITIES
                                                                      ANNUAL          STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION HELD  YEAR   SALARY($)    BONUS($)    COMPENSATION(1)   AWARDS(2)    OPTIONS(#)   COMPENSATION
--------------------------------  ----   ---------   ----------   ---------------   ----------   ----------   ------------
James A. Taylor................   2004   $500,480            --      $127,080              --      85,000       $158,459(3)
  Chairman of the Board           2003    469,120    $1,117,000       157,444              --          --       $157,763(3)
  and Chief Executive Officer     2002    456,154            --       124,698        $350,000     100,000       $459,026(4)
James A. Taylor, Jr. ..........   2004   $354,200    $   75,000      $ 61,731              --      45,000
  President and Chief Operating   2003    354,085    $  100,000        37,733              --          --
  Officer and Director            2002    333,200            --        36,495        $105,000      50,000
David R. Carter................   2004   $292,200    $   60,000      $ 21,789              --      30,000
  Executive Vice President,       2003    292,084    $  100,000        23,113              --          --
  Chief Financial Officer         2002    272,200            --        36,290        $105,000      20,000
  and Director
F. Hampton McFadden, Jr. ......   2004   $264,000    $   50,000      $ 23,862              --      25,000
  Executive Vice President,       2003    263,885    $   35,000        29,490              --          --
  General Counsel and Secretary   2002    246,000            --        20,651              --      10,000

---------------

(1) Represents the dollar value of insurance premiums we paid with respect to life, health, dental and disability insurance, an automobile allowance, imputed income from deferred compensation and other fringe benefits for the benefit of the named executive officer.

(2) These restricted stock awards were approved by the Board of Directors in 2001 but were not granted until April 2002. The awards vest in three equal installments on April 1, 2005, April 1, 2006 and April 1, 2007. The amounts shown in the table reflect the market value at date of grant. Dividends are paid on restricted shares. The following table provides information about the restricted shares as of December 31, 2004:

                                                 AGGREGATE NUMBER OF       VALUE BASED ON YEAR
NAME                                            RESTRICTED SHARES HELD   END STOCK PRICE ($8.23)
----                                            ----------------------   -----------------------
James A. Taylor...............................          50,000                  $411,500
James A. Taylor, Jr. .........................          15,000                  $123,450
David R. Carter...............................          15,000                  $123,450

(3) Payment of insurance premiums on Mr. Taylor's key man life insurance policy maintained by The Banc Corporation.

(4) During the first quarter of 2002, The Banc Corporation transferred to Mr. Taylor a 50% interest in the key man life insurance policy The Banc Corporation maintains on Mr. Taylor. This amount includes the cash value of 50% of the insurance policy transferred to Mr. Taylor during the first quarter of 2002, 50% of the cost of the insurance policy premiums plus a "gross-up" payment to make the transaction tax neutral to Mr. Taylor. Mr. Taylor had no life insurance policy prior to this transfer even though his employment agreements beginning in 1997 have provided for a life insurance policy. These amounts were non-cash compensation.

     Option Grants in 2004. The following table contains information concerning the grant of stock options under the Third Amended and Restated 1998 Stock Incentive Plan, and the Commerce Bank of Alabama Incentive Stock Option Plan to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   ALTERNATIVE
                                                            INDIVIDUAL GRANTS                      TO (F) AND
                                         -------------------------------------------------------   (G): GRANT
                                          NUMBER OF     PERCENT OF TOTAL                           DATE VALUE
                                          SECURITIES      OPTIONS/SARS                             -----------
                                          UNDERLYING       GRANTED TO      EXERCISE                GRANT DATE
                                         OPTIONS/SARS     EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
NAME                                      GRANTED(#)     FISCAL YEAR(1)     ($/SH)       DATE      VALUE($)(2)
----                                     ------------   ----------------   --------   ----------   -----------
James A. Taylor........................     85,000           16.80%         $6.25      6/15/14      $268,600
James A. Taylor, Jr. ..................     45,000            8.89%          6.25      6/15/14       142,200
David R. Carter........................     30,000            5.93%          6.25      6/15/14        94,800
F. Hampton McFadden, Jr. ..............     25,000            4.94%          6.25      6/15/14        79,000

---------------

(1) We granted options to purchase 506,000 shares of common stock to our employees and directors during 2004.

(2) The fair value of the options granted was based upon the Black-Scholes pricing model. The Banc Corporation used the following weighted average assumption for 2004: a risk free interest rate of 4.56%, a volatility factor of .32%, a weighted average life of options of 7 years and a dividend yield of 0%.

     Aggregated Option Exercises in 2004 and Option Values at Year End. The following table provides information with respect to options exercised by the named executive officers during 2004 and the number and value of securities underlying unexercised options held by the named executive officers at December 31, 2004.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                 OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                 FISCAL YEAR-END         FISCAL YEAR-END
                                       SHARES       VALUE              (#)                     ($)
                                     ACQUIRED ON   REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                                 EXERCISE(#)     ($)          UNEXERCISABLE           UNEXERCISABLE
----                                 -----------   --------   ----------------------   --------------------
James A. Taylor....................       --        $  --         320,000/80,000          $488,150/85,600
James A. Taylor, Jr. ..............       --           --         142,000/33,000          $221,510/31,740
David R. Carter....................       --           --         109,000/21,000          $181,730/25,020
F. Hampton McFadden, Jr. ..........       --           --          87,000/18,000          $151,740/26,960

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes information as of December 31, 2004, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted in the future.

                                                                                         NUMBER OF SHARES
                                       NUMBER OF SECURITIES                           REMAINING AVAILABLE FOR
                                           TO BE ISSUED         WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                         UPON EXERCISE OF      EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                       OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                          WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
-------------                          --------------------   --------------------   -------------------------
                                               (A)                    (B)                       (C)
Equity Compensation Plans Approved by
  Security Holders(1)................       1,625,500                $6.75                    702,991
Equity Compensation Plans not
  Approved by Security Holders(2)....          29,009                $6.24                         --
                                            ---------                -----                    -------
          Total......................       1,654,509                $6.63                    702,991
                                            =========                =====                    =======

---------------

(1) This number excludes 142,500 shares of restricted stock granted under the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation.

(2) Shares authorized and issued under the Commerce Bank of Alabama Stock Option Plan, which we assumed in the merger with Commerce Bank of Alabama in November 1998. We do not intend to grant any additional options under this plan.

     Third Amended and Restated 1998 Stock Incentive Plan. The objectives of the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation are to further our growth and development by (i) encouraging selected participants who contribute or are expected to contribute materially to our success to obtain shares of our common stock and to encourage them to promote our best interests and (ii) affording us a means of attracting qualified personnel. The plan authorizes the grant of incentive stock options, nonqualified stock options and other awards, including stock appreciation rights, restricted stock and performance shares. The plan covers 2,500,000 shares of our common stock. As of December 31, 2004, the Compensation Committee has granted options to purchase 1,625,500 shares of our common stock and restricted stock awards covering 142,500 shares of our common stock which remain outstanding. Those shares may be, in whole or in part, authorized but unissued shares or issued shares that we have reacquired.

     Our Compensation Committee, which administers the Third Amended and Restated 1998 Stock Incentive Plan, may grant options or other awards to employees, officers, directors, consultants, agents, independent contractors and other persons who contributed or are expected to contribute materially to our success. The Compensation Committee, subject to the approval of the board of directors and the provisions of the plan, has full power to determine the types of awards to be granted, to select the individuals to whom awards will be granted, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the plan.

     The Commerce Bank of Alabama Stock Incentive Compensation Plan. We assumed the Commerce Bank of Alabama Incentive Compensation Plan in our acquisition of Commerce Bank of Alabama on November 6, 1998. This plan authorized the grant of incentive and nonqualified options to purchase common stock of The Banc Corporation. As of December 31, 2004, there were options outstanding under this plan to purchase 29,009 shares of common stock at a price of $6.24 per share. We have not granted and do not intend to grant any additional options under this plan.

EMPLOYMENT AGREEMENTS

     C. Stanley Bailey. Mr. Bailey and The Banc Corporation have entered into an Employment Agreement, dated January 24, 2005, under which The Banc Corporation has agreed to employ Mr. Bailey as Chief Executive Officer of The Banc Corporation and The Bank for a term expiring January 31, 2008. The Employment Agreement automatically renews for successive one-year extensions on each anniversary of the commencement of the term unless either party gives the other 30 days' prior written notice of nonrenewal. Under the Employment Agreement, Mr. Bailey is entitled to an initial base salary at the annual rate of $400,000 per year and to an annual target bonus of 50% of his base salary, subject to the achievement of agreed-upon performance goals. Mr. Bailey is also entitled to participate in other bonus or long-term incentive plans applicable to similarly situated executive officers, and to participate in such insurance, medical and other employee benefit plans as may be provided to such executive officers. The Banc Corporation is also required to provide Mr. Bailey with certain other benefits, including a term life insurance policy in the amount of at least $1 million, an automobile and customary automobile-related benefits, and initiation fees, dues and assessments for approved club memberships, and to pay certain relocation expenses. The agreement restricts Mr. Bailey's ability to engage in various activities competitive with The Banc Corporation's business for one year after Mr. Bailey ceases to be employed by The Banc Corporation.

     If Mr. Bailey's employment is terminated other than for Cause (as defined) or as a result of his death or disability, or if Mr. Bailey terminates the agreement as a result of certain adverse changes in his functions, duties or responsibilities or of another material breach by The Banc Corporation of its obligations, Mr. Bailey is entitled to continued compensation at the then-current rate (including bonus compensation) for the then-remaining term of the agreement, provided that Mr. Bailey may elect to receive such payment in a lump sum discounted to present value using a 6% discount rate, and to the continuation of other benefits during such remaining term. If Mr. Bailey's employment is terminated as a result of his disability, he is entitled to continued compensation at his then-current rate (including bonus compensation) and the continuation of other benefits for one year. If Mr. Bailey's employment by The Banc Corporation is terminated within two years following a Change in Control (as defined), other than for Cause or as a result of his death, disability or retirement, or if Mr. Bailey terminates such employment following the occurrence of specified events within two years after a Change in Control, Mr. Bailey will be entitled to receive a lump sum payment equal to three times the sum of (i) his then-current base salary plus (ii) the target bonus he would have been entitled to receive, and he will be entitled to receive other benefits specified in the agreement. In addition, he will be entitled to a gross-up payment equal to the amount of any excise taxes imposed upon him as a result of such payments upon termination following a Change in Control.

     The agreement obligates The Banc Corporation to appoint Mr. Bailey to the Board of Directors of The Banc Corporation, and further provides that Mr. Bailey will be appointed as Chairman of the Board of The Banc Corporation at such time, if any, as James A. Taylor ceases to serve as Chairman of the Board.

     C. Marvin Scott and Rick D. Gardner. Mr. Scott and Mr. Gardner have entered into employment agreements with The Banc Corporation and the Bank providing for terms substantially identical to those described above with respect to Mr. Bailey, except that (a) Mr. Scott's initial annual base salary is $300,000 and Mr. Gardner's initial annual base salary is $250,000; (b) The Banc Corporation is obligated to provide term life insurance policies to Mr. Scott in the amount of $750,000 and to Mr. Gardner in the amount of $600,000; and (c) each of Mr. Scott and Mr. Gardner will be appointed as a director of The Banc Corporation effective on or before December 31, 2005, if then permitted by the NASDAQ Stock Market Marketplace Rules, or, if not so permitted on or before December 31, 2005, then as soon thereafter as is permitted by the NASDAQ Stock Market Marketplace Rules.

     Stock Option Grants to Messrs. Bailey, Scott and Gardner. Under their respective employment agreements, The Banc Corporation is obligated to grant, and has granted as of January 24, 2005, options to acquire 711,970 shares of common stock to Mr. Bailey, 355,985 shares to Mr. Scott, and 355,985 shares to Mr. Gardner, each at an exercise price of $8.17 per share, the market price on the date of grant. Such options have a ten-year term. Such options vest and become exercisable as follows:

     - 50% on April 24, 2005;

     - 20% on the later of (x) the date on which the average closing price per share of The Banc Corporation common stock over a 15-consecutive-trading-day period (the "Market Value price") is at least $10 but less than $12, and (y) June 29, 2005 (the "Alternate Vesting Date");

     - 15% on the later of (x) the date on which the Market Value price is at least $12 but less than $14, and (y) the Alternate Vesting Date; and

     - 15% on the later of (x) the date on which the Market Value price is at least $14, and (y) the Alternate Vesting Date.

     - To the extent not otherwise vested, on January 24, 2010.

     If an executive's employment is terminated for any reason other than (i) voluntarily by the executive (other than after a Change in Control) or (i) by The Banc Corporation with Cause, (a) the portion of such options that becomes vested on April 24, 2005 will immediately vest, to the extent not previously vested, (b) if the Alternate Vesting Date has not occurred but any Market Value price has been reached, the shares that would vest upon attainment of such Market Value price will be immediately vested notwithstanding that the Alternate Vesting Date has not yet occurred, and (c) vesting will continue through any remaining term of the employment agreement in accordance with its terms.

     David R. Carter.  We have entered into an employment agreement with David
R. Carter, effective as of September 19, 2000. Under his employment agreement, Mr. Carter serves as the Executive Vice President and Chief Financial Officer of The Banc Corporation and Executive Vice President and Chief Financial Officer of The Bank. Mr. Carter will receive a base salary of $243,500 per year plus an incentive payment of 5% of the base amount per quarter. He is also entitled to receive other benefits, including a car allowance and country club or athletic club dues, and may participate in all other executive compensation plans. The term of the agreement is three years, which is renewable daily for an additional three-year period. If Mr. Carter is terminated for any reason other than "cause" as defined in the agreement (including constructive termination), he shall receive three years' base compensation, directors' fees and all benefits or their cash equivalents. He would be entitled to a "gross up" payment to cover any excise tax imposed on any severance payment to him.

     F. Hampton McFadden, Jr.  We have entered into an employment agreement with
F. Hampton McFadden, Jr. effective as of January 15, 2001. Under his employment agreement, Mr. McFadden serves as the Executive Vice President and General Counsel and Secretary of The Banc Corporation and The Bank. Mr. McFadden will receive a base salary of $220,000 per year plus an incentive payment of 5% of the base amount per quarter. He is also entitled to receive other benefits, including a car allowance and country club or athletic club dues, and may participate in all other executive compensation plans. The term of the agreement is three years, which is renewable daily for an additional three-year period. If Mr. McFadden is terminated for any reason other than "cause" as defined in the agreement (including constructive termination), he shall receive three years' base compensation and all benefits or their cash equivalents. He would be entitled to a "gross up" payment to cover any excise tax imposed on any severance payment to him.

     Standstill Agreements with Messrs. Carter and McFadden. In addition, on January 24, 2005, we entered into certain Employment Agreement Standstill Agreements ("standstill agreements") with Messrs. Carter and McFadden (the "executives"). The management changes described above gave the executives the right to exercise certain provisions under their employment agreements. Under the standstill agreements, the executives have agreed to remain in their present positions and their employment agreements remain in full force. We and the executives have agreed as part of the standstill agreements to discuss any proposed changes in the executives' continued employment relationship with us. At any time following the first anniversary of the standstill agreements, if we and the executive have not reached a new agreement, such executive may terminate his employment for any reason and receive all rights, payments, privileges and benefits currently provided for under his employment agreement.

     Deferred Compensation Agreements. We have entered into deferred compensation agreements with Messrs. Carter, McFadden, Taylor and Taylor, Jr. These agreements provide that we will pay the executive officers a defined benefit over a period of years following their attainment of the retirement age specified in the individual agreements, subject to applicable vesting periods. In general, the vested percentages are payable whether or not the executive remains employed through such retirement age.

PRIOR EMPLOYMENT AGREEMENTS WITH JAMES A. TAYLOR AND JAMES A. TAYLOR, JR.

     The Banc Corporation was a party to an Employment Agreement, dated January 1, 2002, with James A. Taylor, formerly Chairman of the Board and Chief Executive Officer of The Banc Corporation, and an Employment Agreement, dated September 19, 2000, with James A. Taylor, Jr., formerly President and Chief Operating Officer of The Banc Corporation. These agreements are described in The Banc Corporation's previous filings with the Securities and Exchange Commission, including The Banc Corporation's Proxy Statement in connection with its 2004 Annual Meeting of Stockholders. Under these agreements, the transactions described above triggered various obligations of The Banc Corporation to Mr. Taylor and Mr. Taylor, Jr. In order to resolve certain issues that arose in the construction of provisions of the agreements and to facilitate the equity investment and management transition described above, Mr. Taylor and Mr. Taylor, Jr. engaged in discussions with a committee of independent directors appointed by The Banc Corporation's Board of Directors and, after such discussions, entered into new agreements with The Banc Corporation which supersede the obligations of The Banc Corporation under their employment agreements and which provide for payments to Mr. Taylor of a lesser amount over a longer period of time than would have been provided for under his employment agreement. Material terms of the new agreements are described below.

     Agreement with James A. Taylor. The Banc Corporation's employment agreement with Mr. Taylor entitled him to certain payments based on his current compensation upon the occurrence of specified circumstances, and gave him the option to demand the discounted present value of such payments in a lump sum. The transactions described above would have triggered The Banc Corporation's obligations to make such payments to Mr. Taylor. On January 24, 2005, The Banc Corporation entered into an agreement with Mr. Taylor that provided that, in lieu of the payments to which he would have been entitled under his employment agreement, The Banc Corporation would pay to Mr. Taylor $3,940,154.90 on January 24, 2005, $3,152,123.92 on January 24, 2006, and $788,030.98 on January 24,
2007. The agreement also provides for the provision of certain insurance benefits to Mr. Taylor, the transfer of a "key man" life insurance policy to Mr. Taylor, and the maintenance of such policy by The Banc Corporation for five years (with the cost of maintaining such policy included in the above amounts), in each case substantially as required by his employment agreement. The Banc Corporation's obligation to provide such payments and benefits to Mr. Taylor is absolute and will survive the death or disability of Mr. Taylor.

     The agreement provides for various covenants by Mr. Taylor that were not contained in his employment agreement, including an agreement that Mr. Taylor will not engage in specified activities that are or could be competitive with the business of The Banc Corporation or The Bank so long as he is receiving any benefits under the agreement or providing services to The Banc Corporation or the Bank, as a director, consultant, employee or otherwise, and an agreement that he will not sell any shares of The Banc Corporation's common stock or other securities of The Banc Corporation for a year without the prior written consent of The Banc Corporation. The agreement also contains customary covenants by Mr. Taylor concerning noninterference, nonsolicitation and nondisparagement. Mr. Taylor is permitted to be a passive investor (a) owning up to 5% of publicly traded entities which may be competitors of The Banc Corporation or The Bank and
(b) owning up to 10% of any bank(s) in which James A. Taylor, Jr. acts in an executive capacity, in each case without relinquishing his position as Chairman and a director of The Banc Corporation.

     Mr. Taylor will continue to serve as non-executive Chairman of the Board of The Banc Corporation through January 2007.

     Agreement with James A. Taylor, Jr. The Banc Corporation's employment agreement with Mr. Taylor, Jr. entitled him to certain payments based on his current compensation upon the occurrence of specified circumstances, and gave him the option to demand the discounted present value of such payments in a lump sum. The transactions described above would have triggered The Banc Corporation's obligations to make such payments to Mr. Taylor, Jr. On January 24, 2005, The Banc Corporation entered into an agreement with Mr. Taylor, Jr. that provided that, in lieu of the payments to which he would have been entitled under his employment agreement, The Banc Corporation would pay to Mr. Taylor, Jr., $1,382,872.17 on January 24, 2005. The agreement also provides for the provision of certain insurance benefits to

Mr. Taylor, Jr. and for the immediate vesting of his unvested incentive awards and deferred compensation in each case substantially as required by his employment agreement. The Banc Corporation's obligation to provide such payments and benefits to Mr. Taylor, Jr. is absolute and will survive the death or disability of Mr. Taylor.

     The agreement provides for various covenants by Mr. Taylor, Jr. that were not contained in his employment agreement, including an agreement that Mr. Taylor, Jr. will not engage in specified activities that are or could be competitive with the business of The Banc Corporation or The Bank so long as he is receiving any benefits under the agreement or providing services to The Banc Corporation or the Bank, as a director, consultant, employee or otherwise, and an agreement that he will not sell any shares of The Banc Corporation's common stock or other securities of The Banc Corporation for a year without the prior written consent of The Banc Corporation. The agreement also contains customary covenants by Mr. Taylor, Jr. concerning noninterference, nonsolicitation and nondisparagement. Mr. Taylor, Jr. is permitted to be a passive investor owning up to 5% of publicly traded entities which may be competitors of The Banc Corporation or The Bank.

     Mr. Taylor, Jr. will continue to serve as a director of The Banc Corporation through January 2006 subject to the following limitation. The agreement acknowledges that Mr. Taylor, Jr. may in the future serve as an investor, director and officer of a de novo bank or bank(s) in certain specified areas, but provides that he must resign as a director of The Banc Corporation immediately upon initiating any such undertaking.

MANAGEMENT MATTERS

     There are no arrangements or understandings known to us between any of our directors, nominees for director or executive officers and any other person pursuant to which any such person was or is to be nominated or elected as a director or an executive officer except as otherwise disclosed herein. The employment agreements for Mr. Bailey provides that he will be nominated to serve as a director of The Banc Corporation, and the employment agreements for Messrs. Scott and Gardner provide that they will be nominated to serve as directors of The Banc Corporation on or before December 31, 2005, if then permitted by the NASDAQ Stock Market Marketplace Rules, or, if not so permitted on or before December 31, 2005, then as soon thereafter as is permitted by the NASDAQ Stock Market Marketplace Rules. See "Executive Compensation and Other
Information -- Prior Employment Agreements with James A. Taylor and James A. Taylor, Jr.," above for a description of agreements relating to their continuation on the Board through 2007 and 2006, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee comprises Messrs. Jerry M. Smith, a retiring director, and Messrs. Stephens and Barker. None of the members of the Compensation Committee is a former or current officer or employee of The Banc Corporation or any of its subsidiaries.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     The Banc Corporation and The Bank have entered into transactions with certain directors or officers of The Banc Corporation or their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management involve more than normal credit risk or present other unfavorable features.

     Brett Taylor was the vice president of Morris Avenue Management Group, Inc., a wholly-owned subsidiary of The Banc Corporation until April 30, 2005. Mr. Taylor's salary for 2004 was $80,355. Mr. Taylor is the son of James A. Taylor and the brother of James A. Taylor, Jr.

     The law firm of Campbell and Douglas performed legal services for The Bank in Sylacauga, Alabama during 2004 and received fees of $6,192 for such services.
W. T. Campbell, Jr., is a partner of Campbell and Douglas. It is anticipated that Mr. Campbell will continue to perform legal services for The Bank in Sylacauga, Alabama from time to time.

     The Mailon Kent Insurance Agency received commissions of approximately $180,400 from the sale of insurance to The Banc Corporation during 2004.

     The Banc Corporation believes that all the foregoing transactions were made on terms and conditions reflective of arms' length transactions.

     See "Executive Compensation and Other Information -- Prior Employment Agreements with James A. Taylor and James A. Taylor, Jr.," above.

STOCKHOLDER RETURN COMPARISON

     Below is a line graph comparing the closing price of our common stock, the Nasdaq Composite Index and the Nasdaq Financial Index. The following graph assumes $100 invested in the common stock and in each index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  THE BANC CORPORATION, NASDAQ COMPOSITE INDEX
                           AND NASDAQ FINANCIAL INDEX
                     DECEMBER 31, 1998 -- DECEMBER 31, 2004

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------------------------------
                        12/10/98    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02    12/31/03    12/31/04
--------------------------------------------------------------------------------------------------------------------
 The Banc
   Corporation           100.00       99.50       61.00       42.00       55.60       62.08       68.00        65.84
 Nasdaq Composite
   Index                 100.00      108.77      201.86      122.55       96.75       66.75       99.38       107.65
 Nasdaq Financial
   Index                 100.00      104.98       95.57      106.09      109.65      105.55      135.21       151.91
--------------------------------------------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  GENERAL

     The Compensation Committee is responsible for establishing a compensation plan that will enable The Banc Corporation to compete effectively for the services of qualified officers and key employees, to give those employees appropriate incentive to pursue the maximization of long-term stockholder value and to recognize those employees' success in achieving both qualitative and quantitative goals for the benefit of The Banc Corporation. The Compensation Committee makes recommendations as to appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for The Banc Corporation as a whole.

  Compensation Philosophy and Policies for Executive Officers

     The Compensation Committee believes that executives of The Banc Corporation should be rewarded based upon their success in meeting certain operational goals, improving earnings and generating returns for stockholders. The Compensation Committee strives to establish levels of compensation that take these factors into account and provide appropriate recognition for past achievement and incentive for future success. The Compensation Committee recognizes that the market for executives with expertise and experience in the banking industry is highly competitive. In order to attract and retain qualified executives, the Compensation Committee believes that The Banc Corporation must offer compensation at competitive levels. In addition, the Compensation Committee believes that The Banc Corporation's stock incentive plans offer its executives meaningful equity participation in The Banc Corporation's common stock. The Compensation Committee feels that the mix of cash compensation and equity participation will be effective in stimulating The Banc Corporation's executives to meet both long-term and short-term goals.

     The Banc Corporation's compensation program has two basic components: (i) base salary and (ii) cash and equity-based incentive compensation.

     Base Salary: The Banc Corporation feels that it has been successful in attracting and retaining key executives. The Banc Corporation believes that its compensation package has been and will continue to be instrumental in its success. The Compensation Committee endeavors to establish base salary levels for key executives that are consistent with those provided for similarly situated executives of other publicly-held financial institutions, taking into account each executive's areas and level of responsibility. The Banc Corporation does not maintain a reference record of where its compensation stands with respect to other publicly-held financial institutions.

     Incentive Compensation: The Compensation Committee also recommends cash incentive compensation for executives, based upon each executive's success in meeting qualitative and quantitative performance goals established by the Board of Directors and each executive's superiors. Bonus determinations are made on a case-by-case basis, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus. The Compensation Committee also believes that exceptional performance by an executive related to specific projects or goals set by the Board of Directors and senior management should be rewarded with special cash bonuses that are awarded from time to time as circumstances indicate. The Compensation Committee believes that this approach is more favorable to The Banc Corporation and provides more effective incentives than determining bonuses on the basis of a formulary approach.

     For 2005 and subsequent years, the Compensation Committee has approved a Management Incentive Plan, which is intended to recognize and reward senior officers of The Banc Corporation and its subsidiaries and affiliates ("Participants") who have contributed to the enhancement of stockholder value through the achievement of corporate and personal performance goals during each plan year.

     Under the terms of the Management Incentive Plan, Participants will be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors, with Participants being notified by February 15 of each plan year of their eligibility to participate in the Plan for such year. For each such year, the Compensation Committee will establish a threshold level of corporate financial and operational performance, and achievement of such thresholds is a prerequisite for any award payments with respect to such year. Participants will jointly establish with their respective supervisors individual performance goals for each such year. Participants will be assigned to specific potential award levels ranging from 15% to 50% of their respective base salaries, and will be eligible to earn up to 125% of their potential award levels depending upon corporate performance. Awards will be made in a lump sum distribution by March 15 of the year following the plan year. The Compensation Committee has discretion to increase the earned award payment or award a discretionary payment in lieu of the award payment.

     In addition to cash incentive compensation, The Banc Corporation utilizes equity-based compensation in the form of stock options and other awards to encourage its executives to meet operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to

The Banc Corporation's success in enhancing its market value over time, the Compensation Committee believes that its stock option programs are effective in aligning the interests of management and stockholders.

     The Compensation Committee determines stock option grants and other awards valued in whole or in part by reference to or otherwise based on the value of The Banc Corporation's common stock. Under The Banc Corporation's incentive compensation plans, specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to The Banc Corporation's results of operations. Awards are also used to provide an incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities. In evaluating award grants, the Compensation Committee considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in The Banc Corporation will be a strong motivation for the executives to pursue the long-term interests of The Banc Corporation and will promote longevity and retention of key executives. Information relating to stock options granted to the five most highly-compensated executive officers of The Banc Corporation is set forth under "Executive Compensation and Other Information" in this Proxy Statement.

     The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of a corporation during its tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based" within the meaning of that term under Section 162(m) of the Internal Revenue Code. The Compensation Committee is aware of the potential effects of the Code. The Committee has chosen not to distort its methodology and application of the factors it believes pertinent so as to ensure that all executive compensation is deductible under Section 162(m). While the Compensation Committee intends that The Banc Corporation's compensation plans will meet, to the extent practical, the prerequisites for deductibility under
Section 162(m), if it develops that a portion of the compensation of one or more executive officers is not deductible under Section 162(m), then the Compensation Committee expects that The Banc Corporation would honor its obligations to the executive officers under the compensation arrangements approved by the Compensation Committee.

     The Compensation Committee will continue to review and evaluate compensation programs at least annually. When and where appropriate, the Compensation Committee will consult with independent compensation consultants, legal advisors and The Banc Corporation's independent auditors with respect to the proper design of the program toward achieving The Banc Corporation's objectives.

     Chief Executive Officer Compensation: The Compensation Committee determines our chief executive officer's equity-based compensation and reports to the Board of Directors on other compensation arrangements with the chief executive officer. In addition, the Compensation Committee recommends to the Board of Directors the level of non-equity incentive compensation that is appropriate for the chief executive officer with respect to each fiscal year of The Banc Corporation. In making such recommendation, the Compensation Committee takes into account The Banc Corporation's performance in the marketplace, its success in meeting strategic goals and its success in meeting monthly and annual performance goals established by the Board of Directors. Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account The Banc Corporation's competitive position, its position in the financial markets and its ability to achieve its performance goals. The Compensation Committee believes that it is important to ensure that, if The Banc Corporation's chief executive officer is successful in leading The Banc Corporation to achieve the goals set by the Board of Directors, his compensation will be at a level commensurate with that of chief executive officers of similarly-situated publicly held financial institutions.

     James A. Taylor served as The Banc Corporation's chief executive officer from inception until January 24, 2005, when he stepped down from that position and C. Stanley Bailey became chief executive officer. During 2004, the Compensation Committee applied the policies and procedures described above in determining Mr. Taylor's equity compensation and recommending his other compensation arrangements to the Board of Directors. In connection with the new agreement with Mr. Taylor relating to his transition out of the chief executive officer role and the establishment of Mr. Bailey's employment agreement, both of which are described elsewhere in this Proxy Statement, the Compensation Committee took into account the recommendations of a special committee of independent directors (consisting of Messrs. Stephens, Kent and Barker) charged by the Board of Directors with reviewing and negotiating the proposed arrangements with Mr. Taylor and Mr. Bailey, and consulted extensively with BrinTech, an independent compensation consultant. The Compensation Committee believes that the transition arrangements with Mr. Taylor were reasonable, appropriate and beneficial to The Banc Corporation and its stockholders, taking into account Mr. Taylor's service and the terms of his existing employment agreement. In addition, the Compensation Committee believes that the new arrangements with Mr. Bailey provide appropriate incentive for Mr. Bailey to take appropriate steps to enhance stockholder value and are consistent with the goals and policies outlined above.

  Conclusion

     The Compensation Committee believes that the compensation of The Banc Corporation's executives during 2004 was appropriate. It is the intent of the Compensation Committee to ensure that The Banc Corporation's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of The Banc Corporation and its stockholders. The Compensation Committee will continue to review and evaluate compensation programs at least annually.

     The foregoing report is submitted by the following directors of The Banc Corporation, comprising all of the members of the Compensation Committee of the Board of Directors during 2004.

                                          Roger Barker
                                          Jerry Smith
                                          Michael E. Stephens, Chairman

                         REPORT OF THE AUDIT COMMITTEE

     The members of the Audit Committee are "independent directors", as defined under NASDAQ Rule 4200, and meet the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee oversees The Banc Corporation's financial reporting process and internal controls on behalf of the Board of Directors and is responsible for the appointment, retention, oversight and compensation of the corporation's independent auditors and the approval of services they perform. Management has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in The Banc Corporation's Annual Report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the consolidated financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles, generally accepted in the United States, their judgments as to the quality, not just the acceptability, of The Banc Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors their independence from management and The Banc Corporation, including the matters in the written disclosures required by the Independence Standards Board.

     The Audit Committee discussed with The Banc Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of The Banc Corporation's internal controls, and the overall quality of The Banc Corporation's financial reporting.

     Based on the Audit Committee's discussions with management and the independent auditors, as described above, and upon its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that The Banc Corporation's audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

     The Audit Committee also selected Carr Riggs & Ingram, LLC, subject to stockholder ratification, to be employed as The Banc Corporation's independent auditors to perform the annual audit and to report on, as may be required, the consolidated financial statements which may be filed by The Banc Corporation with the SEC during the ensuing year.

                  The Audit Committee of The Banc Corporation
                             Roger Barker, Chairman
                            Thomas E. Jernigan, Jr.
                             James Mailon Kent, Jr.

                              PROPOSAL NUMBER FOUR
                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     Subject to ratification by the stockholders, the Board of Directors has re-appointed Carr, Riggs & Ingram, LLC, Montgomery, Alabama, as independent auditors to audit The Banc Corporation's financial statements for the current fiscal year. Management expects representatives of Carr, Riggs & Ingram, LLC to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF CARR RIGGS & INGRAM, LLC AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

CHANGE IN INDEPENDENT AUDITORS

     As disclosed in June 2004, after discussion between the Audit Committee of our Board of Directors and representatives of Ernst & Young LLP, which previously served as the independent auditors for The Banc Corporation, the Audit Committee and Ernst & Young LLP reached a mutual decision that Ernst & Young LLP would not stand for re-election to audit our financial statements for the fiscal year ending December 31, 2004.

     For the fiscal years ended December 31, 2003 and 2002, Ernst & Young LLP's reports on our financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the fiscal years ended December 31, 2003 and 2002 and through June 14, 2004, (1) there were no disagreements between The Banc Corporation and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, and (2) there were no "reportable events", as defined in Item 304(a)(1)
(v) of the Securities and Exchange Commission's Regulation S-K, except that, as described below, certain matters relating to our internal controls as they existed during the fiscal year ended December 31, 2002 were identified that we and Ernst & Young LLP treated as material weaknesses in internal controls for such year, as more fully described in Item 14 of our Annual Report on Form 10-K for such year. No material weaknesses were identified for the fiscal year ended December 31, 2003, the last fiscal year with respect to which Ernst & Young served as our independent auditors.

     The matters relating to our internal controls as they existed during the fiscal year ended December 31, 2002 that we and Ernst & Young LLP treated as material weaknesses for such year related to the following areas:

          1. Internal controls governing loan approval and loan officers' ability to originate loans in excess of authorized lending limits;

          2. Internal controls governing monitoring of loan risk ratings by loan officers and a lack of timely review of the loan portfolio by our independent loan review function; and

          3. Internal controls relating to the monitoring of past due loans to ensure all loans over 90 days delinquent are appropriately considered for nonaccrual status.

     Prior to the discovery of the Bristol, Florida bank group situation described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which ultimately caused us to restate our financial statements for the second and third quarters of 2002, we were in the process of enhancing our internal control for financial reporting.

     In July 2002, we established a Loan Administration Services department. We hired an experienced loan administration officer as the head of that department and staffed the department with both current employees and new hires with specific expertise in loan administration services. During 2003, we expanded that department as we broadened its responsibilities and completed the centralization of all loan files in order to provide an enhanced degree of centralized supervision, monitoring and accountability. We also added a new software program that interfaces automatically with loan review data and our loan platform and tracks exceptions with the loan portfolio. This software provides for regular and frequent follow-up tracking during the term of the loan. Our Loan Administration Services Department reviews all Loan Approval Forms on each new loan to identify any loans that may be over a loan officer's lending limits.

     In addition, throughout our banking operations we reduced the size of loans that could be authorized by individuals, as well as reducing the number of individuals with loan authority. We named regional credit officers who are accountable for loans in each of our operating regions. Further, during the first half of 2003, we increased our loan review staff. During the third quarter of 2003, we engaged an independent loan review firm, Credit Risk Management, LLC ("CRM"), which provides independent loan reviews and other loan review services throughout the Southeast. CRM reviewed approximately $290 million in commercial loans that had not previously been reviewed during 2003. The combined coverage of our loan portfolio from internal loan reviews and the CRM review in the first three quarters of 2003 was 71%, including 90% of the loans in the Bristol portfolio. We have subsequently contracted with CRM to conduct ongoing supplemental loan reviews on our behalf, which reviews have largely superseded the peer review process and serve as a complement to our internal loan review function.

     Management and loan review personnel meet at least monthly to review loan risk rating downgrades and upgrades recommended by loan officers, as well as charge-off and non-accrual recommendations. We have undertaken other regular monitoring and review activities to identify loans that appear reasonably likely to become past due and to review proposed actions to be taken with respect to all credits rated 5 ("special mention") or worse, indicating that the credits represent a higher risk to us. We believe these above-described actions remediated the material weaknesses. As noted above, no material weaknesses were identified as of December 31, 2003.

     Ernst & Young LLP has furnished us with a letter addressed to the SEC in which Ernst & Young LLP states that it agrees with the statements in the first three paragraphs above (including the numbered subsections of the third paragraph) and with the statements in this paragraph. We filed this letter as an exhibit to our Current Report on Form 8-K dated June 14, 2004, as amended.

     Effective June 14, 2004, our Audit Committee engaged Carr Riggs & Ingram, LLC to serve as our independent accountants. During the fiscal years ended December 31, 2003 and 2002 and through June 14, 2004, The Banc Corporation did not consult Carr Riggs & Ingram, LLC regarding either:

          (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Carr Riggs & Ingram, LLC concluded was an important factor considered by The Banc Corporation in reaching a decision as to the accounting, auditing or financial reporting issue; or

          (ii) Any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

AUDIT FEES

     The aggregate fees of Ernst & Young for professional services rendered for the audit of The Banc Corporation's financial statements for the fiscal year ended December 31, 2003 were $688,800.

     The aggregate fees of Carr, Riggs & Ingram for professional services rendered for the audit of The Banc Corporation's financial statements for the fiscal year ended December 31, 2004 and for the reviews of the financial statements for The Banc Corporation's Quarterly Reports on Form 10-Q and statutory audits for the fiscal year ended December 31, 2004 were $370,000.

AUDIT RELATED FEES

     The aggregate "audit related fees" of Ernst & Young for the fiscal year ended December 31, 2003 were $33,500. Audit related fees primarily consist of fees relating to benefit plan audits and internal controls reviews.

     The aggregate "audit related fees" of Carr, Riggs & Ingram for the fiscal year ended December 31, 2004 were $15,000. Audit related fees primarily consist of fees relating to benefit plan audits.

TAX FEES

     The aggregate tax fees paid to Ernst & Young for the fiscal year ended December 31, 2003 were $123,890. Tax fees include federal and state tax compliance fees.

     The aggregate tax fees paid to Carr, Riggs & Ingram for the fiscal year ended December 31, 2004 were $0.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young for all other services rendered to The Banc Corporation, other than services described above, for the fiscal year ended December 31, 2003 were $46,324. All other fees relate primarily to real estate advisory services.

     The aggregate fees billed by Carr, Riggs & Ingram for all other services rendered to The Banc Corporation, other than services described above, for the fiscal year ended December 31, 2004 were $0.

PRE-APPROVAL POLICIES

     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre-approved all of the services for the audit fees described above. The Audit Committee regularly monitors the services provided by the independent auditors for both audit and non-audit services. None of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

     The Audit Committee has considered whether the provision of the services covered above is compatible with maintaining Carr, Riggs & Ingram's independence and has concluded that it is.

                           STOCKHOLDER PROPOSALS FOR
                      NEXT ANNUAL MEETING OF STOCKHOLDERS

     Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2006 annual meeting of stockholders must be received by us no later than the close of business on February 15, 2006. You may also submit a proposal for presentation at the annual meeting of stockholders to be held in 2006, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by the close of business on February 15, 2006, then we will not address the proposal in our proxy statement relating to that meeting, and all proxies solicited and received by the Board of Directors will be deemed to have confirmed discretionary authority to vote on any such proposal. Any proposals should be sent to:

         The Banc Corporation
         17 North Twentieth Street
         Birmingham, Alabama 35203
         Attention: F. Hampton McFadden, Jr., Secretary

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgments on such matters.

     Please SIGN, DATE and RETURN the enclosed Proxy promptly.

                                          By Order of the Board of Directors

                                          F. Hampton McFadden, Jr.
                                          Secretary

Birmingham, Alabama
May __, 2005

                                                                         ANNEX A

         PROPOSED AMENDMENT TO ARTICLE IV, SECTION 4.1 OF THE RESTATED
            CERTIFICATE OF INCORPORATION OF THE BANC CORPORATION, AS
              APPROVED BY THE BOARD OF DIRECTORS ON MARCH 15, 2005

     RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation at the 2005 Annual Meeting of Stockholders of the Corporation, the first paragraph of Article IV, Section 4.1 of the Restated Certificate of Incorporation of the Corporation shall be and read as follows:

     SECTION 4.1 Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, comprising Thirty-Five Million (35,000,000) shares of Common Stock, with a par value of $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Forty Thousand Dollars ($40,000.00).

                                                                         ANNEX B

          PROPOSED AMENDMENT TO ARTICLE V, SECTION 5.2 OF THE RESTATED
            CERTIFICATE OF INCORPORATION OF THE BANC CORPORATION, AS
              APPROVED BY THE BOARD OF DIRECTORS ON MARCH 15, 2005

     RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation at the 2005 Annual Meeting of Stockholders of the Corporation,
Article V, Section 5.2 of the Restated Certificate of Incorporation of the Corporation shall be deleted and the remaining sections of Article V shall be renumbered accordingly.

                                PRELIMINARY COPY

PROXY                         THE BANC CORPORATION                         PROXY

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE BANC CORPORATION
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2005

   The undersigned hereby appoints C. Stanley Bailey and C. Marvin Scott, either one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys-in-fact and Proxies of the undersigned to vote all shares of common stock of The Banc Corporation which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held at 10:00 a.m. Central Daylight Time on Tuesday, June 15, 2005, at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, and at any and all adjournments thereof:

1.AMENDMENT TO INCREASE AUTHORIZED CAPITAL STOCK. To amend the Corporation's
  Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 35 million shares.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

2.AMENDMENT TO DECLASSIFY BOARD OF DIRECTORS. To amend the Corporation's
  Restated Certificate of Incorporation to declassify the Board of Directors so that all Directors are elected annually.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3.ELECTION OF DIRECTORS. To elect as Directors for a one-year term ending on the date of the Annual Meeting of Stockholders in 2006 the following individuals (provided, however, that if Proposal 2 above is not approved, a vote "FOR" the nominees below will constitute a vote to elect Messrs. Durden, Gardner, Jernigan, Link and Taylor, Jr. for a three-year term ending at the 2008 Annual Meeting, Mr. Scott for a two-year term ending at the 2007 Annual Meeting, and Messrs. Morton and White to a one-year term ending at the 2006 Annual Meeting, with all other nominees who are current Directors continuing to serve for their current terms expiring in 2006 or 2007).

C. Stanley Bailey          James Mailon Kent, Jr      Michael E. Stephens        Roger Barker
James A. Taylor            K. Earl Durden             Barry Morton               James A. Taylor, Jr.
C. Marvin Scott            James C. White, Sr.        Thomas E. Jernigan, Jr.

C. Stanley Bailey           James M. Link
James A. Taylor             Rick D. Gardner
C. Marvin Scott

                      [ ] FOR        [ ] WITHHOLD

 INSTRUCTIONS: To withhold vote for any individual(s) nominated as Directors in
                        Item 1 above write names below:

--------------------------------------------------------------------------------

4.RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Carr, Riggs & Ingram, LLC as independent auditor to audit The Banc Corporation's financial statements for the 2005 fiscal year.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

5. In their discretion, Proxies are authorized to vote upon such other business as may properly come before the 2005 Annual Meeting of Stockholders.

 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR ALL PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES AND FOR ALL PROPOSALS.

                                    Dated:                                     , 2005
                                            ----------------------------
                                    --------------------------------------------
                                    (Print Name)
                                    --------------------------------------------
                                    (Signature of Stockholder(s)

                                    PLEASE DATE, SIGN AND RETURN THIS PROXY TO THE
                                    BANC CORPORATION IN THE ENCLOSED ENVELOPE. THANK
                                    YOU.